Exhibit (e)(10)

EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1.

The public limited liability company QIAGEN N.V., having its registered office at Spoorstraat 42 — 52, NL - Venlo, in this matter duly represented by Mr. Peer M. Schatz, hereinafter to be referred to as the `Company’;

and

2.	Roland Sackers, residing at [Address], hereinafter to be referred to as the `Deputy Managing Director’;

WHEREAS

•	The Company was established in 1996 and Mister Sackers has been appointed as the Statutory Deputy Managing Director of the Company;

•	the Company and the Deputy Managing Director hereby confirm the employment conditions of the Deputy Managing Director as follows:

Article 1: Rights and obligations

1.

As the Statutory Deputy Managing Director of the Company, the Deputy Managing Director has all rights and obligations as laid down in the law, in the articles of association of the Company and in any and all instructions that are or may be adopted by the Company.

2.	The Deputy Managing Director shall undertake every effort in order to further the interests of the Company.

3.

The Deputy Managing Director shall refrain from accepting compensation or payment for activities or occupations other than pursuant to this agreement without the prior consent of the supervisory board of the Company.

Article 2: Duties

1.	The Deputy Managing Director will hold the position of CFO for the Company.

2.

Without the Company’s prior written consent, the Deputy Managing Director will not perform any other work for pay during his employment term, nor will he, alone or with other persons, directly or indirectly, establish or conduct a business that is competitive with the Company’s business, whatever its form, or take any financial interest in or perform work gratuitously or for remuneration for such a business.

Article 3: Commencement, term and notice

The employment contract is in force since 01.01.2004 up to 31.12..2006. A tidy notice of the contract up to the end of the contract running time is on both sides impossible. The contract extends by twenty-four months, if one of the parties indicates different parties the renewel in writing in each case to that twelve months before contract end. Notice may be given only in writing.

Article 4: Salary

The Deputy Managing Director will receive a gross annual salary of EURO 56.388,—including an annual holiday allowance of 8% of the gross basic annual salary. The Deputy Managing Director shall receive an annual completion bonus in the amount of EURO 14.097,— by 100% completion of objectives. Milestones for goal achievement are newly redefined every calendar year.

Article 5: Expense Allowance

The Company will compensate the Deputy Managing Director for expenses directly related to the performance of his work, but only insofar as that compensation may be provided tax free and premium free. We refer to the current expense policy.

Article 6: Holidays

The Deputy Managing Director is entitled to take holidays whenever that is possible under his business responsibilities, maximum 30 days per year.

Article 7: Insurances

The Company will not take out any insurances for the Deputy Managing Director other than customary or required for business activities carried out by QIAGEN N.V. The insurances is part of the contract between the Deputy Managing Director and the QIAGEN GmbH.

The company will take out a D& O insurance for the Deputy Managing Director.

Any material change from the actual D&O insurance has to be confirmed by the Deputy Managing Director. It is agreeed, that the Deputy Managing Director in his function as CFO is responsible for the timly and adequate D&O insurance coverage and as such shall be involved and responsible.

Article 8: Non-competition Clause

1.

For a period of 1 year after the termination of the employment contract, the Deputy Managing Director may not, without the Company’s prior written consent, engage in any activities that in any way whatsoever directly or indirectly compete with the Company in the nucleic acid handling separation and/or purification industry or a company affiliated with it, and the Deputy Managing Director may not establish, conduct (alone or with others) or cause the conduct of any competing business or take any interest in or be employed in any way whatsoever by such business, whether or not for consideration.

2.

For such a Non-competition Clause of trade a Remuneration is intended at a value of 50% of the last yearly basic salary, which is paid off in Netherlands. For each month of an injury of the restraint of trade a contractual penalty of a gross monthly salary becomes due. With durable injury the contractual penalty is again incurred the loss for each month.

3.	Upon each breach of the non-competition clause contained in this Article, the period referred to in paragraph 1 will be extended by the duration of that breach.

Article 9: Confidentiality

Neither during the term of the employment contract nor upon termination thereof may the Deputy Managing Director inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Company or its affiliated companies, which the Deputy Managing Director could reasonably have known were not intended for third parties, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how the Deputy Managing Director learned of the particulars.

Article 10: Return of Property

Upon termination of the employment contract, the Deputy Managing Director will be obliged to immediately return to the Company all property belonging to the Company, including materials, documents and information copied in any form whatsoever, articles, and keys.

Article 11: Applicable Law

This employment contract and the appendices/schedules will be governed by the laws of the Netherlands.

The Change of Control agreement as of September 30, 2002 between the company and the Deputy Managing Director will be continue to be effective as attached.

This agreement replaces all other prior employment agreements concluded between the Deputy Managing Director and the Company. In addition the expatriation contract is part of the employment agreement

Drawn up in duplicate originals and signed in Hilden on August 5th, 2004.

/s/ Peer M. Schatz COMPANY	/s/ Roland Sackers DEPUTY MANAGING DIRECTOR

AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1.

The public limited liability company QIAGEN N.V., having its registered office at Spoorstraat 42 — 52, NL - Venlo, in this matter duly represented by Mr. Peer M. Schatz, hereinafter to be referred to as the ‘Company’;

and

2.	Roland Sackers,

WHEREAS

•	the Company and the Deputy Managing Director hereby confirm the employment conditions of the Deputy Managing Director as follows:

Article 3: Commencement, term and notice

The employment agreement runs for an indefinite period of time and will last until either party validly terminates the employment agreement. It shall end automatically on the first day of the calendar month following that in which the Deputy Managing Director reaches the pension-entitlement age.

Each party may terminate this employment agreement by giving notice before the end of a calendar month, subject to a notice period of three months for the Deputy Managing Director and 6 months for the Company. Notice may be given only in writing.

This agreement will be terminated with immediate effect in the event that the Managing Director Agreement between the Deputy Managing Director and QIAGEN GmbH, Hilden, is terminated.

Article 4: Salary

The Deputy Managing Director will receive a gross annual salary of EURO 75.469,—including an annual holiday allowance of 8% of the gross basic annual salary. The Deputy Managing Director shall receive an annual completion bonus in the amount of EURO 30.188,— by 100% completion of objectives. Milestones for goal achievement are newly redefined every calendar year. A separate remuneration can be agreed between the Deputy Managing Director and other QIAGEN affiliates for his activities in such affiliates

The Deputy Managing Director may participate in the Company’s Stock Option Program or another Equity Based Compensation Program of the Company subject to a separate agreement between the Deputy Managing Director and the Company. Should this Agreement not be extended beyond December 31, 2008 all Stock Options or other equity linked compensation which have or has been granted as of termination of this employment agreement which would have vested until December 31, 2009 would this employment agreement continue, will be deemed fully vested and exercisable.

Article 8: Non-competition Clause

1.	Should this employment agreement be amicably terminated prior to the term set forth in the employment agreement between the Deputy Managing Director and QIAGEN GmbH, the Deputy Managing Director

may not, without the Company’s prior written consent, engage in any activities that in any way whatsoever directly or indirectly compete with the Company or a company affiliated with it for a time period correspondig with the original term set forth in the employment agreement between the Deputy Managing Director and QIAGEN GmbH.

2.

For each month of the duration of the Non-Compete prohibition, the Company will pay 50% of the salary set forth in Article 4 (gross annual salary plus bonus) to the Managing Director. Further the provisions of Sections 74 and subsequent German Commercial Code remain applicable, such in deviation from Dutch law which governs this employment agreement.

Article 9: Change of Control

The following change of control provision is in part reflecting the shorter than usual contract term:

In the event of a Change of Control the Deputy Managing Director shall receive a compensation. “Change of Control” is defined as

The sale or the transfer of all or substantially all of the Company’s assets or business to an acquirer in one or several transactions including a merger, consolidation or a transfer of shares to a third party (a “Transaction”), regardless if such transaction has been approved by the Supervisory Board of the Company. A Transaction in which the voting majority of the shareholders in QIAGEN N.V. is not changed shall not be considered a Change of Control

The compensation shall be calculated as follows:

Annual salary (including bonus, if any, both as set forth in Article 4) x 3.

The compensation is a gross amount which is subject to the applicable tax regulations.

The compensation will become due three (3) months after a Change of Control event.

All other articles related to the employment agreement between Roland Sackers and QIAGEN N.V. as of August 5th, 2004 remain unchanged.

Drawn up in duplicate originals and signed in Hilden on March 16th, 2006

/s/ Peer M. Schatz COMPANY	/s/ Roland Sackers DEPUTY MANAGING DIRECTOR

Amendment No.2 to the

EMPLOYMENT AGREEMENT

(the “Agreement”)

Dated 09.11.2006

between

1.	QIAGEN N.V., having its registered office at Spoorstraat 42 — 52, NL - Venlo hereinafter to be referred to as the ‘Company’;

and

2.	Roland Sackers, hereinafter referred to as “Managing Director”

Article 4 of the Agreement shall be replaced by the following provision:

Article 4: Salary

The Managing Director will receive a gross annual salary of EURO 75.469 including an annual holiday allowance of 8% of the gross basic annual salary. The Managing Director shall receive an annual completion bonus in the amount of EURO 30.188,--by 100% completion of objectives. Milestones for goal achievement are newly redefined every calendar year. A separate remuneration can be agreed between the Managing Director and other QIAGEN affiliates for his activities in such affiliates.

Further, Mr. Sackers has been appointed as Managing Director of the Company by the General Meeting of Shareholder on June 22, 2006. Therefore, any reference in the Agreement to the term “Deputy Managing Director” is hereby replaced by the term “Managing Director”.

Further, wherever the Agreement references QIAGEN GmbH, such reference shall be understood to mean QIAGEN Deutschland Holding GmbH.

All other provisions of the Agreement shall remain unaffected hereof.

/s/ Prof. Dr. Detlev Riesner COMPANY Represented by the Chairman Of the Supervisory Board, Prof. Dr. Detlev Riesner	/s/ Roland Sackers MANAGING DIRECTOR

AMENDMENT No. 3 TO THE

EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1.

The public limited liability company QIAGEN N.V., having its registered office at Spoorstraat 42 — 52, NL - Venlo, in this matter duly represented by the Chairman of the Supervisory Board Prof. Dr. Detlev H. Riesner, hereinafter to be referred to as the ‘Company’;

and

2.	Roland Sackers, hereinafter to be referred to as the ‘Managing Director’

WHEREAS

•	the Company and the Managing Director hereby confirm the employment conditions of the Managing Director as follows:

Article 9: Change of Control

The following change of control provision is in part reflecting the shorter than usual contract term:

In the event of a Change of Control the Managing Director shall receive a compensation. “Change of Control” is defined as

a.

(i) there is a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company in one or a series of transactions, other than transactions of such type which would result in the Company having directly or indirectly (which includes for this purpose also the contractual (through any contract, arrangement, understanding, relationship, or otherwise) power to vote or to direct the voting of fifty percent or more of the total voting power in the entity or entities to which the relevant assets are transferred to; (ii) there is a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) there is a liquidation or dissolution of the Company other than a liquidation or dissolution due to any insolvency or similar proceedings

b.

any person or legal entity (or group of persons or legal entities acting together for the purpose of acquiring, holding, or disposing of such securities) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), shall become the “beneficial owner” (which means for this purpose having or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, the power to vote or to direct the voting of, or the power to dispose, or to direct the disposition of) of securities of the Company representing forty percent (40%) or more of the total voting power represented by the voting securities of the Company, other than as a result of an acquisition of securities directly from the Company; provided, that a “Change of Control” shall not be deemed to have occurred for purposes of this clause (b) solely (i) as the result of an acquisition of voting securities by the Company which reduces the voting right attached to the total number of voting securities outstanding or (ii) through cancellation of voting securities which reduces the total number of voting securities outstanding; or

c.

persons who, as of the date hereof, constitute the Company’s Supervisory Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Supervisory Board; provided, that any person becoming a Supervisory Director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by, or such person was nominated for election by, a vote of at least a majority of the Incumbent Directors then in office.

The compensation shall be calculated as follows:

Annual salary (including bonus, if any, both as set forth in Article 4) x 3.

The compensation is a gross amount which is subject to the applicable tax regulations.

The compensation will become due three (3) months after a Change of Control event.

All other articles related to the employment agreement between Roland Sackers and QIAGEN N.V. as of August 5th, 2004, the amendment to the employment agreement dated March 16th, 2006 and the amendment No. 2 to the employment agreement dated Nov 9th, 2006 remain unchanged.

Drawn up in duplicate originals and signed in Hilden on Dec 20th, 2007

QIAGEN N.V.

/s/ Prof. Dr. Detlev H. Riesner Prof. Dr. Detlev H. Riesner Chairman of the Supervisory Board of QIAGEN N.V.	/s/ Roland Sackers Roland Sackers Managing Director	/s/ Peer M. Schatz Peer M. Schatz CEO of QIAGEN N.V.

Amendment No. 4 effective 1 October 2009 to the

EMPLOYMENT AGREEMENT

(the “Agreement”)

Dated 16 March 2006

between

1.

QIAGEN N.V., having its registered office at Spoorstraat 50, NL-Venlo, in this matter duly represented by the Chairman of the Supervisory Board Prof. Dr. Detlev H. Riesner, hereinafter to be referred to as the “Company”;

and

2.	Roland Sackers, hereinafter to be referred to as the “Managing Director”;

Articles 2, 4 and 5 of the Agreement shall be replaced by the following provisions:

Article 2: Duties and Responsibilities of the Managing Director

1.

The Managing Director will hold the position of Chief Financial Officer (CFO) for the Company. In this position, the Managing Director will particularly perform the following duties and responsibilities for the Company:

•	accounting functions

•	expansion and supervision of Investor Relations

such as preparation and attendance of Annual General Meetings, preparation of meetings with analysts and investors, presentations for quarterly reporting, analyses of shareholder structures, development of share promoting strategies, tasks related to the listing on the German and US stock exchange, preparation of quarterly and annual stock market reports, ad-hoc-disclosures and press releases, matters of corporate governance;

•	acquisition and financing of projects

such as performance of due diligence, preparation of business plans, market analyses, development of financing strategies, contractual negotiations, development of strategic capital and financing structures, negotiations with investment banks and public relations;

•	exercise of holding company functions with regard to the Company’s subsidiaries such as preparation and attendance of board meetings, meetings with Board Committees, determination of strategic business areas of the subsidiaries, strategic supervision of the subsidiaries, filling of executive positions, supervision of cash flow within the QIAGEN group.

2.

The working time of the Managing Director for the Company is 11 days per year which equals approx. 5 % of his overall working time for the Company and other companies of the QIAGEN group as determined in Article 2 no. 3 of this Agreement. During this working time the Managing Director may perform his services in the Company’s office in Venlo as well as in Germany or elsewhere. The Managing Director is willing to work overtime in case of operational necessity.

3.

The Managing Director may also perform services for other companies of the QIAGEN group. The overall working time of the Managing Director for the Company and other companies of the QIAGEN group shall not exceed 230 days per year.

4.

Subject to the provisions in No. 3 of this Article, the Managing Director will not perform any other work for pay during his employment term, nor will he, alone or with other persons, directly or indirectly, establish or conduct a business that is competitive with the Company’s business, whatever its form, or take any financial interest in or perform work gratuitously or for remuneration for such a business without the Company’s prior written consent.

Article 4: Salary

1.

As compensation for his services for the Company as described in Article 2 No. 1 and 2 of this Agreement, the Managing Director will receive an adequate gross annual base salary of EUR 18.750. In addition, the Managing Director shall receive an annual completion bonus in the amount of EUR 8.250 by 100% completion of objectives. Milestones for goal achievement are newly redefined every calendar year.

2.

As an additional compensation for his services for the Company and other companies of the QIAGEN group, the Managing Director can be granted stock options as determined in the Non-qualified Stock Options Agreement between the Company and the Managing Director and other long term incentives as agreed upon in a separate agreement between the Company and the Managing Director. The total gain derived from the exercise of stock options and other long term incentives shall be allocated to the services of the Managing Director performed for the Company in the same proportion as the number of annual working days performed for the Company under this Agreement to the annual overall working time for the Company and other companies of the QIAGEN group (max. 230 days per year).

Article 5: Expense Allowance / Income Tax Preparation

1.	The Company will compensate the Managing Director for expenses directly related to the performance of his work. We refer to the current expense policy.

2.

The Company will procure the services of a tax consulting firm at its own expense in order to assist the Managing Director with the preparation and filing of his German, Dutch and other jurisdiction income tax returns and, if necessary and subject to the compliance of the Managing Director with Art. 5 no. 2 sentence 5, 6 and 7 of this Agreement, in order to represent the Managing Director’s legal and tax interests with regard to the allocation and taxation of his salary income as determined in Article 4 of this Agreement vis-à-vis the German, Dutch and other jurisdiction tax authorities until the completion of potential wage tax audits of QIAGEN compensation with regard to the respective audit period. The reimbursement of expenses for the preparation, compliance and filing of the annual tax returns are limited to an amount of EUR 20.000,00 per year. The reimbursement for tax, related interest and other consulting in a case of and related to a tax field audit of QIAGEN compensation are not limited.

The Company will settle any additional income tax claims for the Managing Director with regard to claims related to QIAGEN compensation and also the procurement of the services of a tax consulting firm as determined in Art. 5 no. 2 sentence 1 related to such. Independent of the Company’s information or the assistance of the tax consulting firm, the Managing Director is responsible for the timely filing and compilation of all necessary tax records and relevant documents. As well, the Managing Director is responsible for his personal taxes, especially regarding other income than his salary income under this

Agreement. To the extent required, the Managing Director must provide copies of his Dutch and other jurisdiction tax assessments to QIAGEN’s HR department in Hilden in order to prove the respective tax exemption situation to the tax authorities.

All other provisions of the Agreement dated 16 March 2006 and the amendments No. 1-3 thereto dated 5 August 2004, 9 November 2006 and 20 December 2007 shall remain unaffected hereof.

QIAGEN N.V.

/s/ Peer M. Schatz Peer M. Schatz CEO of QIAGEN N.V.	/s/ Roland Sackers Managing Director

/s/ Prof. Dr. D. Riesner Prof. Dr. D. Riesner Chairman of the Supervisory Board

Amendment No. 5 effective 1 January 2017 to the

EMPLOYMENT AGREEMENT

(the “Agreement”)

Dated August 5, 2004

and the Amendments

Dated March, 16th 2006 and

Dated October, 1st 2009

between

1.

QIAGEN N.V., having its registered office at Hulsterweg 82, 5912 PL, Venlo, the Netherlands, in this matter duly represented by the Chairman of the Supervisory Board Prof. Dr. Manfred Karobath, hereinafter to be referred to as the “Company”;

and

2.	Roland Sackers, hereinafter to be referred to as the “Managing Director”;

Article 2 of the Agreement dated October 1st 2009 (Amendment No 4) shall be replaced by the following provisions:

1.

The working time of the Managing Director for the company is approx. 58 days per year which equals approx. 25% of his overall working time for the Company. During this working time the Managing Director may perform his services in the Company’s office in Venlo as well as in Germany or elsewhere. The Managing Director is willing to work overtime in case of operational necessity.

Article 4 of the Agreement dated March 16th 2006 (Amendment No 1) shall be replaced by the following provisions:

2.

As compensation for his services for the Company as described in Article 2 No. 1 and 2 of this Agreement, the Managing Director will receive an adequate gross annual base salary of EUR 116.158,50. In addition, the Managing Director shall receive an annual completion bonus in the amount of EUR 47.830,00 by 100% completion of objectives. Milestones for goal achievement are newly redefined every calendar year.

This corresponds to a share of the total remuneration of the Managing Director for his activities of the Company of 25%.

All other provisions of the Agreement dated 5 August 2004, the amendments No. 1-4 thereto dated 16 March 2006, 9 November 2006, 20 December 2007 and 1 October 2009 shall remain unaffected hereof.

QIAGEN N.V.

/s/ Prof. Dr. Manfred Karobath Prof. Dr. Manfred Karobath Chairman of the Supervisory Board of QIAGEN N.V.	/s/ Roland Sackers Roland Sackers Managing Director

/s/ Peer M. Schatz Peer M. Schatz CEO of QIAGEN N.V.